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EXHIBIT 99.6

                      [PROMISSORY NOTE DATED MAY 24, 2001]
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                             DEMAND PROMISSORY NOTE

AMOUNT:             US$49,560
DATE OF ISSUE:      MAY 25, 2001

FOR VALUE RECEIVED in respect of a payment of US$49,560 made by Talal Yassin (the "Holder") on behalf of Geocom Resources Inc. (the "Company") under an Option Agreement assigned to the Company pursuant to the terms of an Assignment Agreement dated May 1, 2001, the Company promises to pay on demand to or to the order of the Holder the principal sum of US$49,560 in lawful currency of the United Stated (the "Principal Sum") with interest accruing at the rate of 10% per annum. The Principal Sum together with accrued interest is repayable by the Company to the Holder in full on demand, subject to the following terms and conditions:

1. MATURITY: If the Company fails to pay on demand any payment of the Principal Sum the balance of the Principal Sum on this promissory note (the "Note") shall become immediately due and payable.

2. ISSUANCE OF REPLACEMENT NOTE: The Company hereby covenants and agrees with the Holder that upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, the Company shall issue and deliver to the Holder a new promissory note of like date and tenor as the one mutilated, lost, destroyed or stolen, in exchange for and in place of and upon cancellation of such mutilated, lost, destroyed or stolen promissory note.

3. HOLDER'S NON-WAIVER OF RIGHTS: Failure of the Holder to enforce any of its rights or remedies under this Note will not constitute a waiver of the rights of the Holder to enforce such rights and remedies thereafter.

4. COMPANY'S WAIVER: The Company hereby waives demand and presentment for payment, notice of non-payment, protest and notice of protest of this Note.

5. ENFORCEMENT EXPENSES: In the event of demand by the Holder under this Note, then the Company will pay all costs and expenses incurred by the Holder, including, without limitation, legal fees and expenses on a solicitor and own client basis, in pursuing the Holder's remedies against the Company.

6. GOVERNING LAW: This Note (and any transactions, documents, instruments or other agreements contemplated in this Note) shall be construed and governed exclusively by the laws in force in British Columbia and the laws of Canada applicable therein, and the courts of British Columbia (and Supreme Court of Canada, if necessary) shall have exclusive jurisdiction to hear and determine all disputes arising hereunder. The undersigned irrevocably attorns to the jurisdiction of said courts and consents to the commencement of proceedings in such courts. This provision shall not be construed to affect the rights of the Holder to enforce a judgment or award outside said province, including the right to record and enforce a judgment or award in any other jurisdiction.



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IN WITNESS WHEREOF the Company has caused its duly authorized signatory to execute and deliver this Note to the Holder as of the day and year first above written.


THE COMMON SEAL of GEOCOM                     )
RESOURCES INC. was hereunto affixed in the    )
presence of:                                  )
                                              )                c/s
ANDREW B. STEWART                             )
------------------------------------------    )
Authorized Signatory, Secretary & Director    )
                                              )
                                              )
/s/ ANDREW B. STEWART                         )
------------------------------------------    )
Authorized Signatory                          )


SIGNED, SEALED & DELIVERED                    )
by TALAL YASSIN on the 4th day of May,        )
2001, in the presence of:                     )
                                              )
/s/ [Signature Illegible]                     )   /s/ TALAL YASSIN
------------------------------------------    )  -------------------------------
Signature of Witness                          )       TALAL YASSIN
                                              )
Name: Ebeir Haddad                            )
Address: Suite #200 - 322                     )
         [Street Name Illegible]              )
         Vancouver, B.C.                      )
Occupation: Sales